Exhibit 8.1

                                 DAVIS & GILBERT
                                  1740 Broadway
                            New York, New York 10019

                                                               February 27, 1998

Omnicom Group Inc.
437 Madison Avenue
New York, NY  10022

      Re:  Registration Statement on Form S-3

Gentlemen:

     In  our  capacity  as  Tax  Counsel  to  Omnicom  Group  Inc.,  a New  York
corporation (the "Company"), we have been asked to render this opinion in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended covering an aggregate of
(i) $230,000,000 aggregate principal amount of 2 1/4% Convertible Subordinated Debentures due 2013 (the "Debentures") of the Company and (ii) 4,615,694 shares of common stock, $.50 par value, of the Company initially issuable upon conversion of such Debentures plus such indeterminate amount of shares of common stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price.

     For purposes of this letter, we have examined, among other items, the Registration Statement and originals or copies, certified or otherwise identified to my satisfaction, of such documents relating to the issuance of the Debentures as we have deemed relevant and necessary.

     We hereby confirm the opinion set forth in the Registration Statement under the heading "Certain Federal Income Tax Considerations". We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Certain Federal Income Tax Considerations" in the Prospectus forming part of the Registration Statement.

     The discussion of tax considerations in the Registration Statement is based on the Internal Revenue Code of 1986, as amended to the date of the Registration Statement (the "Code"), administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, changes to any of which subsequent to the date hereof may affect the tax consequences described in the Registration Statement (possibly on a retroactive basis). The discussion does not deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Debentures, and it is not intended to be wholly applicable to all categories of investors. In addition, the discussion is limited to persons who hold the Debentures as capital assets within the meaning of section 1221 of the Code.

     All prospective purchasers of the Debentures should consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Debentures.

                                                       Very truly yours,

                                                       Davis & Gilbert